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Exhibit 99.1

                    ALBANY MOLECULAR RESEARCH, INC. COMPLETES
                   ACQUISITION OF NEW CHEMICAL ENTITIES, INC.

         Albany, NY (January 25, 2001) - Albany Molecular Research, Inc. (NASDAQ: AMRI) announced today that it has successfully completed the acquisition of New Chemical Entities, Inc. (NCE), located in Bothell, WA.

         AMRI first announced the signing of a definitive agreement to acquire NCE on December 19, 2000. The acquisition significantly broadens and enhances AMRI's chemistry research and development services. Added technology includes: new drug discovery capabilities and sourcing from over 100,000 natural product extracts, partially purified extracts and fully purified compounds from microbial, fungal and medicinally active botanical sources; extensive capabilities in natural products chemistry, computational chemistry and combinatorial synthesis, particularly as applied to natural product templates and new drug chemical scaffolds; and expertise in drug discovery genomics.

         AMRI acquired NCE for $22.4 million and assumed approximately $600,000 in outstanding debt. AMRI intends to account for the NCE acquisition as a purchase. The 24,500 square foot NCE facility near Seattle, WA employs 30 scientists and support staff, and creates an immediate, fully operational and expandable West Coast presence for AMRI.

         Similar to AMRI's business model, NCE offers its contract chemistry, genomics, informatics and drug discovery services on a full-time equivalent
(FTE) basis. NCE also sells or licenses its libraries to customers for high throughput screening and novel drug lead discovery. Currently, NCE has 12 customers and strategic alliances in the biotechnology and pharmaceutical industries and several drug discovery collaborations.

         NCE will be renamed as the "Bothell Research Center." In addition, AMRI recently renamed two other key acquisitions. EnzyMed, located in Iowa City, IA, was renamed as its "Biocatalysis Division." American Advanced Organics (AAO), located in the Syracuse, NY area, was renamed "Syracuse Research Center."

         Albany Molecular Research is a leading chemistry research and drug discovery and development company focusing on applications for the pharmaceutical, biotechnology and life sciences industries. The company performs comprehensive chemistry research for many of the leading pharmaceutical and biotechnology companies and for its own internal research and development.

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